Exhibit 10(105)

DEPARTMENT OF THE TREASURY WASHINGTON, D.C. 20220

May 18, 2010

Jeffrey J. Hurd, Esq.

Senior Vice President —

Human Resources and Communications

American International Group, Inc.

70 Pine Street

New York, New York 10270

Re:          Supplemental Determination Regarding

2010 Compensation Payments and Structures for

Most Highly Compensated Employees

Dear Mr. Hurd:

This letter addresses requests submitted by you on behalf of American International Group, Inc. (“AIG”), for approval by the Special Master for TARP Executive Compensation (the “Special Master”) regarding (i) compensation potentially payable to a “Top 25” executive, and (ii) the compensation structure for a candidate for an executive officer position in the “Covered Employees 26–100” group. This letter also provides a clarification regarding compensation structures approved for the “Covered Employees 26–100” group.

Under the Department of the Treasury’s Interim Final Rule on TARP Standards for Compensation and Corporate Governance (the “Rule”), the Special Master must approve the compensation structures and amounts payable to “Top 25” executives of “exceptional assistance recipients” such as AIG. 31 C.F.R. § 30.16(a)(3)(i). The Special Master must also approve the compensation structures—but not individual amounts payable—to executive officers who are in an exceptional assistance recipient’s “Covered Employees 26–100” group. Id. § 30.16(a)(3)(ii).

1. Top 25 Executive

Pursuant to the Rule, on March 23, 2010, the Special Master issued an initial determination (the “Top 25 Determination”), which concluded that certain compensation structures and amounts payable to AIG’s Top 25 executive officers would not result in payments that are “inconsistent with the purposes of section 111 of EESA or TARP, or [are] otherwise contrary to the public interest.” Id. § 30.16(b)(1) (the “Public Interest Standard”). Subsequently, AIG submitted a request to alter the compensation package of a Top 25 executive as a result of the substantial expansion of the executive’s responsibilities after the issuance of the Top 25 Determination. AIG proposed to raise the executive’s cash salary by $300,000 and stock salary by $1,000,000 on an annualized basis, with the raises effective on the date of the executive’s promotion. No additional changes to the structural requirements or other amounts payable under the Top 25 Determination were proposed. In light of the substantial expansion of the executive’s responsibilities and the corresponding increase to the current and expected contribution of the executive to the value of AIG, see id. § 30.16(b)(1)(vi), the Special Master has determined that the proposed alteration is consistent with the Public Interest Standard.

2. Executive Officer Candidate

Also pursuant to the Rule, on April 16, 2010, the Special Master issued an additional initial determination (the “26–100 Determination”), which concluded that certain compensation structures for AIG’s Covered Employees 26–100 group are consistent with the Public Interest Standard. Subsequent to the issuance of the 26–100 Determination, AIG informed the Office of the Special Master that it had identified Henri Courpron as a potential candidate for an AIG executive officer position, serving as the Chief Executive Officer of International Lease Finance Corporation. On May 17, 2010, AIG submitted a proposed compensation structure for Mr. Courpron to the Office of the Special Master—its representatives having previously discussed the substance of the proposal with the Special Master and staff members in the Office of the Special Master—and requested a determination that the proposed structure is consistent with the Public Interest Standard. Under the proposal, which generally conforms to the requirements of the 26 – 100 Determination, Mr. Courpron will be eligible to receive cash salary, stock salary, cash and stock incentives, and other benefits (including eligibility under AIG’s Executive Severance Plan) on the same terms and conditions as current executives of AIG in the Covered Employees 26-100 group. Accordingly, the Special Master has determined that AIG’s proposed 2010 compensation structure for Mr. Courpron is consistent with the Public Interest Standard.

AIG’s submission for Mr. Courpron also proposed compensation structures for 2011 and 2012, and contemplates that Mr. Courpron may become a Top 25 executive for 2012. The proposed 2011 and 2012 compensation structures generally conform with the compensation structures the Special Master has approved for executives in the Covered Employees 26–100 group and Top 25 executives, respectively. Accordingly, the Special Master has concluded in principle that the proposed 2011 and 2012 compensation structures and amounts potentially payable to Mr. Courpron would be consistent with the Public Interest Standard. Notwithstanding the foregoing, however, the Special Master’s final determination under the Rule regarding compensation structures and payments for Mr. Courpron in any year after 2010 will not be made prior to the Special Master’s regular review of AIG’s compensation proposals for that year, and will based on the totality of the facts and circumstances at that time.

3. Clarification Regarding Covered Employees 26–100 Performance Metrics

The Special Master’s 26–100 Determination includes the requirement that the payment of incentive compensation must be conditioned upon the achievement of objective performance criteria. For the avoidance of doubt, for the purposes of the 26–100 Determination, an incentive compensation plan that includes the sale of a subsidiary or assets of a subsidiary of AIG as a performance measure or payment condition—among other objective performance measures or payment conditions—will not be deemed to be inconsistent with the Public Interest Standard merely because of the inclusion of such a measure or condition.

The approvals in this letter apply only to the proposals in respect of the executives addressed in sections 1 and 2. Such conclusions are limited to the authority vested in the Special Master by Section 30.16(a)(3) of the Rule, and shall not constitute, or be construed to constitute, the judgment of the Office of the Special Master or the Department of the Treasury with respect to the compliance of the proposed compensation structure or any other compensation structure for the subject employee with any other provision of the Rule. Moreover, the Special Master’s evaluations and conclusions have relied upon, and are qualified in their entirety by, the accuracy of the materials submitted by AIG to the Office of the Special Master, and the absence of any material misstatement or omission in such materials.

Very truly yours,

/s/ Kenneth R. Feinberg
Kenneth R. Feinberg
Office of the Special Master
for TARP Executive Compensation

cc:	Robert H. Benmosche
Marc Trevino, Esq.